[Shutterfly Letterhead]

October 7, 2014

This letter supersedes any previous communication regarding this matter.

Satish Menon
[Address]

Dear Satish:

We are excited at the prospect of adding you to the Shutterfly family, and look forward to welcoming you into our growing organization. Accordingly, I am pleased to offer you a regular full-time position with Shutterfly as Senior Vice President and Chief Technical Officer, commencing on November 3, 2014 reporting to Jeffrey Housenbold. This job is located in Redwood City, CA.

For your information, I have enclosed several documents that will provide an introduction to life at Shutterfly. Other Shutterfly policies and procedures are on Shutterfly's intranet and will be reviewed with you at orientation.

Compensation
Your base salary will be $360,000.00 annually, minus applicable deductions and prorated for any partial periods of employment. You will be paid semi-monthly in accordance with the company's normal payroll procedure.

2014 Bonus
You will also be eligible to participate in our corporate bonus program. Your annual discretionary bonus target will be 40% of your annual salary, paid on a quarterly basis, if earned. Your eligibility for this discretionary bonus is determined at the end of each fiscal quarter and is based on various factors including company performance and your achievement of individual objectives. Bonuses are not earned until paid. To be eligible to receive a payment, you must be employed by Shutterfly on the first day of the quarter and at the time any bonuses are paid. Based on your presumed start date, you will not be eligible for the Q4 2014 Discretionary Bonus. Whether a bonus will be awarded in a particular bonus period, and in what amount, is within the sole discretion of Shutterfly. Both your base salary and the components of your bonus are subject to periodic review. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Shutterfly Quarterly Bonus Plan, as amended from time to time. A copy of the current Quarterly Bonus Plan is enclosed with this letter. Per our discussion, while you are not eligible for a Q4 Discretionary Bonus, I agree to pay you a “spot bonus” equivalent to the prorated amount paid to your eStaff colleagues on the day their Q4 Discretionary bonus is paid.

Equity
Subject to the approval of Shutterfly's Board of Directors in accordance with the Company's equity grant procedures, you will be granted a one-time award in the form of 50,000 Inducement Restricted Stock Units (RSUs) in accordance with Shutterfly’s 2013 Inducement Award Agreement (Attachment B) and 50,000 Performance Based Restricted Stock Units (PBRSUs) in accordance with Shutterfly’s 2013 Inducement Award Agreement (Attachment B). The RSUs and PBRSUs (if earned) will vest in 25% increments annually on each of the first, second, third and fourth anniversaries of the original grant date. Your RSUs will also be subject to all the terms, conditions and restrictions of Shutterfly's 2006 Equity Incentive Plan (enclosed with this letter) and the execution of a restricted stock unit agreement pursuant to the 2006 Equity Incentive Plan.

You will receive more details regarding your equity award(s) from E*TRADE FINANCIAL, the equity administrator for Shutterfly.

Benefits
As an employee of Shutterfly, you will also be eligible to receive certain employee benefits, including medical, dental and vision coverage. The medical, dental and vision coverage will begin on your date of hire as an employee. Additionally, you will be eligible to participate in the Fidelity 401k plan. Shutterfly reserves the right to revise or discontinue any or all of its benefit plans, at any time, in Shutterfly's sole discretion. Enclosed is some information on Shutterfly's benefit plans. Further information about these benefits can be obtained from the Shutterfly Benefits Department.

Holidays
In 2014 and 2015, Shutterfly will observe twelve paid holidays. The holiday schedule may change at management's discretion.

Paid Time Off
In order to allow you the greatest possible flexibility with your time, you will accrue fifteen (15) days of paid time off per year for your first three (3) years of employment, subject to Shutterfly's paid time off policy. After three (3) years of employment, you will begin to accrue twenty (20) days of paid time off per year. You will begin to accrue paid time off on your start date.

Severance Benefits
Consistent with all members of the Shutterfly executive staff you are eligible to receive 6 months lump sum salary, 6 months company paid COBRA benefits, and a 12 months extended stock option exercise period in the event of your "without Cause" termination. Please see Attachment A, which is incorporated herein by reference, for the complete terms and conditions of your Severance Benefits.

Change of Control Benefits
In the event of your Termination (as defined in Attachment A), within twelve (12) months following a Corporate Transaction (as defined in Shutterfly's 2006 Equity Incentive Plan), you will receive (A) items (1) and (2) of the Severance (on the terms and conditions provided in Attachment A) and (B) if the Company's equity awards are assumed in the Corporate Transaction, accelerated vesting of the number of your then unvested Company stock option shares and restricted stock units, including earned and unearned unvested performance-based restricted stock units that would have vested during the twelve (12) months following the date of such termination (collectively, the "Change in Control Benefits"). These benefits are consistent with those of all Shutterfly executive staff members. Please see Attachment A, which is incorporated herein by reference, for the complete terms and conditions of your Change of Control Benefits.

Introductory Period
Your first ninety (90) days of work is known as an "Introductory Period". This "getting acquainted" period gives the Company the opportunity to determine your ability to perform your job. It also provides you with the opportunity to determine if you are satisfied with the job and the Company. Either you or the Company can terminate the employment relationship at any time during or after the Introductory Period, with or without Cause or advance notice.

Employment Eligibility Verification
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire with the Company, or our employment relationship with you may be terminated.

Employment at Will
If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without Cause or advance notice.

Acceptance of Offer
To indicate your acceptance of the terms of this offer, please sign and date in the space provided below and return an executed copy to: Shutterfly, Inc. 2800 Bridge Parkway, Redwood City, CA 94065, Attention: Human Resources or via Fax to (650) 610-5280 no later than TBD after which this offer will expire. A duplicate original is enclosed for your records. In addition to this letter, your offer of employment is conditioned upon: (1) completion and signing of the Shutterfly employment application; (2) successful completion of a background and reference check and (3) your signing of the Shutterfly Employee Invention Assignment and Confidentiality Agreement (and any other similar agreements relating to proprietary rights between you and the Company).

This letter agreement, the Shutterfly Employee Invention Assignment and Confidentiality Agreement, the
2006 Equity Plan, and your RSU Award Agreement constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and together supersede any prior representations or agreements, whether written or oral. This letter, along with any agreements herein, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company. If by TBD we have not received a copy of this letter executed by you, then we will assume you have decided not to join the Company.

We're sure you will. find our corporate culture, including an environment that rewards talent, results and teamwork a gratifying place to work. We look forward to your positive response and sharing our future success with you as part of the Shutterfly team.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ Jeffrey Housenbold

Jeffrey Housenbold
Chief Executive Officer
Shutterfly, Inc.

Attachments:

Severance Benefits (Attachment A)
Shutterfly’s 2013 Restricted Stock Unit Inducement Award Agreement (Attachment B)
Employee Invention Assignment, Confidentiality and Restrictive Covenant Agreement (Attachment C)
Arbitration Agreement - California (Attachment D)
Background Check Authorization (Attachment E)
Prior Inventions (Attachment F)

Enclosures:
Discretionary Quarterly Bonus Plan

Accepted by candidate:

/s/ Satish Menon
Satish Menon

Date: 10/9/14

Cc: HR Manager, for distribution to Personnel File

Attachment A

Severance Benefits

If your employment is terminated by the Company without Cause (as defined below), other than within twelve (12) months following a Corporate Transaction (as defined in the 2006 Equity Incentive Plan):

1) a severance payment in the amount equal to six (6) months of your final base pay rate and, less applicable withholding taxes and regular deductions, payable in a lump sum ("Severance");

2) the post-termination exercise period for your Company stock options will be twelve (12) months following your termination date; and

3) if you are covered under the Company's group health plan as of the termination date and timely elect to continue your group coverage under COBRA, the Company will reimburse you upon submission of written proof of premium payment for up to six (6) months of the applicable COBRA premiums as COBRA is provided in accordance with the terms of the applicable plans and the law, beginning on the first of the month following the Company's receipt of your COBRA election notice and ending on the earlier of (i) the date you become covered under another group or individual health plan, or (ii) the last day of the six-month period described above. You will be solely responsible for making your premium payments pursuant to COBRA in order to maintain such coverage, and the Company shall not be responsible for making any direct payments to any health care or insurance provider on your behalf

Your receipt of the foregoing severance benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property. The Severance will be .paid in the form of a lump sum, in accordance with the Company's standard payroll procedures, commencing within sixty (60) days following your "separation from service," as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (subject to a six-month delay if you are a "specified employee" as defined under the Treasury Regulations under Section 409A of the Code and such delay is required to avoid the penalty taxes that otherwise may be imposed by Section 409A of the Code). The parties intend that the foregoing Severance be provided in a manner consistent with Section 1.409A-1(b)(9) of the Treasury regulations such that the Severance will be exempt from Code Section 409A, and the Offer Letter (as amended) and shall be administered and operated in conformity with this intention.

"Cause" means your (i) gross negligence or willful misconduct in the performance of your duties after a notice is delivered to you that specifically identifies the manner in which the Company believes you have engaged in gross negligence or willful misconduct and you have been provided with thirty (30) days to cure any alleged gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or "no contest" to, a felony or a crime of moral turpitude or dishonesty; (iv) material breach of any proprietary information and inventions agreement with the Company, including the Employee Invention Assignment and Confidentiality Agreement, or any other unauthorized use or disclosure of the Company's confidential information or trade secrets; or (v) repeated failure to perform the duties reasonably assigned to you after your receipt of written notification of such failure and a reasonable opportunity to cure such failure, which shall not be less than thirty (30) days following such notice.

Change in Control Benefits
In the event of your Termination (as defined below), within twelve (12) months following a Corporate Transaction (as defined in Shutterfly's 2006 Equity Incentive Plan), you will receive (A) items (1) and (2) of the Severance (on the terms and conditions provided above) and (B) if the Company's equity awards are assumed in the Corporate Transaction, accelerated vesting of the number of your then-unvested Company stock option shares and restricted stock units, including earned and unearned unvested performance-based restricted stock units that would have vested during the twelve (12) months following the date of such termination (collectively, the "Change in Control Benefits"). The Change in Control Benefits would be provided in lieu of any other severance-related benefits for which you may be eligible. Your receipt of the Change in Control Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form prescribed by the Company) and the return of all Company property.

"Termination" means (a) a termination of your employment by the Company or its successor without Cause or (b) your resignation within three (3) months following an event constituting Good Reason, provided that you have given written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice. For purposes of this paragraph, "Good Reason" means (i) a material reduction or change in your duties and responsibilities as in effect immediately prior to the Corporate Transaction; (ii) the relocation of the Company's corporate office at which you work by more than thirty-five (35) miles from its location immediately prior to such Corporate Transaction, which materially increases your commuting distance or (iii) a material reduction in your annual compensation, including base salary and bonus.